Exhibit 4.1

FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR INDIVIDUAL NOTES REGISTERED IN THE NAMES OF PARTICIPANTS IN EUROCLEAR OR CLEARSTREAM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY EUROCLEAR OR CLEARSTREAM OR BY A NOMINEE OF EUROCLEAR OR CLEARSTREAM TO EUROCLEAR OR CLEARSTREAM OR BY EUROCLEAR OR CLEARSTREAM OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

No. [ ]	€[ ]

TIME WARNER INC.

1.95% Note due 2023

COMMON CODE: 126673434

ISIN: XS1266734349

CUSIP: 887317 AY1

Time Warner Inc., a Delaware corporation (such corporation or any successor under the Indenture referred to on the reverse hereof being called the “Company”), Historic TW Inc., a Delaware corporation (“Historic TW”), Home Box Office, Inc., a Delaware corporation (“HBO”), and Turner Broadcasting System, Inc., a Georgia corporation (“TBS” and, together with Historic TW and HBO, the “Guarantors”), promise to pay to The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, a common depositary for Euroclear and Clearstream, or registered assigns, the principal sum of [            ] MILLION EURO (€[            ]) on September 15, 2023. This Note has the benefit of unconditional guarantees by the Guarantors, as more fully described on the reverse hereof.

Interest Payment Dates:	Annually in arrears on September 15 of each year, beginning on September 15, 2015

Record Date:	September 1 immediately preceding each interest payment date

Additional provisions of this Note are set forth on the other side of this Note.

Dated: July 28, 2015

Attest:		TIME WARNER INC.

by
			Name:	Edward B. Ruggiero
Name:	Erin Garbarino		Title:	Senior Vice President & Treasurer
Title:	Assistant Secretary

Attest:		HISTORIC TW INC., as Guarantor
by
			Name:	Edward B. Ruggiero
Name:	Janice Cannon		Title:	Senior Vice President & Treasurer
Title:	Assistant Secretary

Attest:		HOME BOX OFFICE, INC., as Guarantor
by
			Name:	Edward B. Ruggiero
Name:	Janice Cannon		Title:	Senior Vice President &
Title:	Assistant Secretary			Assistant Treasurer

TURNER BROADCASTING SYSTEM, INC., as Guarantor
Attest:		by

			Name:	Edward B. Ruggiero
Name: Title:	Janice Cannon Assistant Secretary		Title:	Senior Vice President & Assistant Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York Mellon, as Trustee,

by
Authorized Signatory

Dated

REVERSE SIDE OF NOTE

TIME WARNER INC.

1.95% Note due 2023

This Note (as defined below) is one of the duly authorized issue of senior debentures, notes, bonds or other evidences of indebtedness (hereinafter called the “Debt Securities”) of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture dated as of March 11, 2010 (the “Indenture”) among the Company, Historic TW, HBO, TBS and The Bank of New York Mellon, as trustee (herein called the “Trustee”), to which reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, and any agent of the Trustee, any Paying Agent, the Company, the Guarantors and the Holders of the Debt Securities, and the terms upon which the Debt Securities are issued and may be authenticated and delivered. Capitalized terms used in this Note and not otherwise defined in this Note have the respective meanings ascribed thereto in the Indenture.

The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may have different conversion prices or exchange provisions (if any), may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as provided or permitted in the Indenture. This Note is one of the series of Debt Securities of the Company issued pursuant to the Indenture designated as the 1.95% Notes due 2023 (the “Notes”), initially limited in aggregate principal amount to €700,000,000. The Company may, without the consent of the Holders of the Notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, form a single series of the Notes under the Indenture. Any additional notes issued as part of the same series as the Notes will be fungible with such series of the Notes for United States Federal income tax purposes or will be issued under a separate CUSIP number. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

The Company promises to pay interest from July 28, 2015, on the principal amount of this Note annually in arrears on September 15 of each year, beginning September 15, 2015, at the office or agency of the Company in the Borough of Manhattan, the City of New York, or any other office or agency designated by the Company for that purpose, in euro or, in the circumstances described below, in U.S. dollars, at the rate per annum specified in the title hereof. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid (or July 28, 2015, if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. If interest or principal is payable on a Saturday, Sunday or any other day that is not a Business Day (as defined below), the Company will make the payment on the next Business Day, and no interest will accrue as a result of the delay in payment.

Historic TW, as primary obligor and not merely as surety, fully, irrevocably and unconditionally guarantees to each Holder of Notes, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes. Each of HBO and TBS, as primary obligor and not merely as surety, fully, irrevocably and unconditionally guarantees (the guarantees of Historic TW, HBO and TBS, collectively, the “Guarantees”) to each Holder of Notes, and to the Trustee and its successors and assigns, (i) the full and punctual payment of all monies due under the guarantee of Historic TW, and all other monetary obligations of Historic TW under the Indenture (including obligations to the Trustee) and (ii) the full and punctual performance within applicable grace periods of all other obligations of Historic TW under the Indenture and its guarantee.

The Guarantees constitute guarantees of payment, performance and compliance and not merely of collection. The obligation of each Guarantor to make any payments may be satisfied by causing the Company or any other Person to make such payments. Further, each Guarantor agrees to pay any and all reasonable costs and expenses (including reasonable attorney’s fees) incurred by the Trustee or any Holder of Notes in enforcing any of their respective rights under the Guarantees. The Indenture also permits the release of a Guarantor from its obligations under its Guarantee in certain circumstances without the consent of the Holders of the Debt Securities.

The interest so payable, and punctually paid or duly provided for, on any September 15 will, except as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the September 1 next preceding the interest payment date (herein called the “Regular Record Date”) whether or not a Business Day, and may, at the option of the Company, be paid by check mailed to the registered address of such Person. Any such interest which is payable, but is not so punctually paid or duly provided for, shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid either to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, if such manner of payment shall be deemed practicable by the Trustee, all as more fully provided in the Indenture.

Initially, The Bank of New York Mellon, London Branch, will be the Paying Agent, and the Trustee will be the Registrar with respect to this Note. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Registrar, to appoint additional or other Paying Agents and other Registrars and to approve any change in the office through which any Paying Agent or Registrar acts; provided that there will at all times be a Paying Agent in London.

The Notes will be redeemable at any time and from time to time, in whole or in part, at the option of the Company, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each Holder of the Notes to be redeemed. The Notes will be redeemable prior to June 15, 2023 (the date that is three months prior to the maturity date of the Notes) at redemption prices equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the applicable Bund Rate (as defined below) plus 25 basis points, plus, in each case, accrued and unpaid interest to, but not including, the date of redemption. The Notes will be redeemable on or after June 15, 2023 (the date that is three months prior to the maturity date of the Notes) at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption. The Notes may be redeemed, at the option of the Company in whole, but not in part, on not less than 15 nor more than 45 days’ prior notice, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced and becomes effective on or after the original issue date with respect to the Notes, the Company, Historic TW, HBO or TBS, as the case may be, would, on the occasion of the next payment of principal or interest in respect of the Notes, be obligated, in making that payment, to pay additional amounts as described below and that obligation cannot be avoided by the Company, Historic TW, HBO or TBS, individually or together, taking reasonable measures available to them.

Each applicable redemption price shall be the “Redemption Price”.

“Bund Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Reference Bond (as defined below) on the basis of the middle market price of the Reference Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by the Company or the Independent Investment Bank.

“Business Day” means any day (A) that is not Saturday or Sunday or any other day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or London, and (B) that is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, operates.

“Independent Investment Bank” means one of the Reference Bond Dealers (as defined below) that the Company appoints as the Independent Investment Bank from time to time.

“Reference Bond” means, in relation to any Bund Rate calculation, a German government bond whose maturity is closest to the maturity of the Notes, or if the Company or the Independent Investment Bank considers that such similar bond is not in issue, such other German government bond as the Company or the Independent Investment Bank, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company or the Independent Investment Bank, determine to be appropriate for determining the Bund Rate.

“Reference Bond Dealer” means (A) each of BNP Paribas, Barclays Bank PLC, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch (or their respective affiliates that are Primary Bond Dealers), and their respective successors and (B) any other broker of, and/or market maker in, German government bonds (a “Primary Bond Dealer”) selected by the Company.

“Remaining Scheduled Payments” means, with respect to the Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on the Note to, but excluding, the redemption date.

If the Company elects to redeem less than all of the Notes of a series, and the Notes are global Notes, the Notes to be redeemed will be selected by Euroclear or Clearstream in accordance with their standard procedures. If the notes to be redeemed are not global Notes then held by Euroclear or Clearstream, the Trustee will select the notes to be redeemed on a pro rata basis, by lot, or by any other method the Trustee deems fair and appropriate. If the Notes are listed on any national securities exchange, Euroclear or Clearstream will select notes in compliance with the requirements of the principal national securities exchange on which the Notes are listed. Notwithstanding the foregoing, if less than all of the Notes are to be redeemed, no notes of a principal amount of €100,000 or less shall be redeemed in part.

If money sufficient to pay the redemption price on the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent, or the Trustee, on or before the redemption date, then on and after such redemption date, interest will cease to accrue on such Notes (or such portion thereof) called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest. On or before the redemption date, the Company shall deposit with the Paying Agent, or the Trustee, money sufficient to pay the Redemption Price of and accrued interest on the Notes to be redeemed on such date.

Payment of Additional Amounts

All payments of principal, premium (if any) and interest in respect of the Notes or the Guarantees will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

In addition, for so long as the Notes are outstanding, the Company will, to the extent permitted by law, maintain a paying agent in a jurisdiction that will not require withholding or deduction of tax pursuant to any law implementing European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”).

The Company or the relevant Guarantor, as applicable, will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the Notes or the Guarantees such additional amounts as are necessary in order that the net payment by us of the principal of, premium (if any) and interest in respect of the Notes or the Guarantees to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)        to the extent any tax, assessment or other governmental charge is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

     a.        being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

     b.        having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

     c.        being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. Federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. Federal income tax;

     d.        being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

     e.        being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

(2)        to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)        to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)        to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)        to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

(6)        to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of Notes;

(7)        to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the Directive or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

(8)        to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a holder of Notes, if such payment could have been made without such withholding by presenting the relevant Note to at least one other paying agent in a member state of the European Union;

(9)        to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such Note been presented for payment on any day during such 30-day period;

(10)        to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(11)        in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

This Note is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to this Note. Except as specifically provided in this Note, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used in this Note, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. Federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source.

Payment for the Notes will be made in euros, and all payments of principal of, the redemption price (if any), and interest and additional amounts (if any), on the Notes, will be payable in euros, provided, that if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, in the event the Board of Governors of the Federal Reserve System has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in the Company’s sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes and all accrued interest thereon may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the

Indenture or of modifying in any manner the rights of the Holders of the Debt Securities of each series under the Indenture with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time Outstanding of all series to be affected thereby (acting as one class). The Indenture also permits the Holders of a majority in principal amount of the Debt Securities at the time Outstanding of each series on behalf of the Holders of all Debt Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note or such other Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and any premium of and any interest on this Note at the place, rate and respective times and in the coin or currency prescribed herein and in the Indenture.

As provided in the Indenture and subject to the satisfaction of certain conditions therein set forth, including the deposit of certain trust funds in trust, at the Company’s option, either (i) the Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by, and the obligations under, the Debt Securities of any series and to have satisfied all the obligations (with certain exceptions) under the Indenture relating to the Debt Securities and the Guarantees of such series or (ii) the Company and the Guarantors shall cease to be under any obligation to comply with any term, provision or condition of certain restrictive covenants or provisions set forth in any additions or changes to or deletions from covenants and Events of Default with respect to the Debt Securities and the Guarantees of such series.

The Notes are issuable in registered form without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Company in the Borough of Manhattan, the City of New York, and in the manner and subject to the limitations provided in the Indenture.

Upon due presentment for registration of transfer of this Note at the office or agency of the Company in the Borough of Manhattan, the City of New York, a new Note or Notes of authorized denominations for a like aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Subject to the provisions of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Note shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to Time Warner Inc., One Time Warner Center, New York, N.Y. 10019-8016, Attention of Investor Relations.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax ID no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ______________________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)